Exhibit 10.52

TRA. 0413-05/N

CONSULTING SERVICES AGREEMENT

WITNESSETH HEREBY the Consulting Services Agreement entered into by and between:

MINERA PERÚ COPPER SYNDICATE S.A., identified by Tax ID Number (RUC) 20508875457, acting by and through its General Manager, Charles PREBLE, identified by Alien’s Card 84967, and its Administrative Manager, Luis Alfredo DE OLAZÁVAL OVIEDO, identified by National Identity Card (DNI) 09877637, duly authorized as per power of attorney filed with the Registry of Companies in and for Lima under Entry 11532703, with registered office for the purposes hereof at Avenida San Borja Norte # 1302, District of San Borja, Province of Lima, Department of Lima, hereinafter referred to as “THE COMPANY”, and

Julián TÚPAC YUPANQUI, identified by National Identity Card (DNI) 08485945 and Tax ID Number (RUC) 10085849544, with usual residence for the purposes hereof at Javier Prado Este 4011, District of Surco, Province of Lima, hereinafter referred to as “THE CONSULTANT”.

They shall be jointly referred to as the “Parties”.

In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, THE COMPANY and THE CONSULTANT agree the following:

I.	SERVICES

1.1	This Agreement regulates the consulting services to be rendered by THE CONSULTANT to THE COMPANY for purposes of preparing the SOCIOECONOMIC DIAGNOSIS STUDY OF THE AREA OF INFLUENCE OF THE TOROMOCHO PROJECT, pursuant to the terms and conditions hereof. The study is contained in the technical and economic proposal that forms an integral part hereof.

1.2	The objectives and actions to be accomplished by the service are as follows:

a.	Identification of stakeholders

b.	Identification of interests, demands, fears, attitudes and expectations of stakeholders

c.	Advice on the community relations plan

d.	Workshop intended for the company’s personnel

e.	Identification of support groups

f.	Method for working with support groups so as to give rise to favorable opinions

g.	Evaluation of the company’s work with the population

h.	Design of an awareness campaign in favor of the mining industry

i.	Evaluation of the execution of the awareness campaign

j.	Proposed activities to improve the management of the local Municipality

k.	Proposal to improve the management of neighboring communities

l.	Preparation of the proposal to contain / respond to those groups opposing the company

m.	Evaluation of the work of Non-governmental Organizations (ONGs)

n.	Identification of the public and private institutions with which the company must coordinate and preparation of proposals of activities to be carried out

o.	Advice on image enhancement

p.	Preparation of disclosure material

q.	Proposed persuasion campaigns among the population

1.3	The service to be rendered by THE CONSULTANT, the results he may obtain and the recommendations he may give shall be keyed to develop the Toromocho mining project.

1.4	Any and all services provided by THE CONSULTANT hereunder shall be hereinafter referred to as “Services”.

2.	AUTHORIZED REPRESENTATIVES

Any and all notices related hereto shall be addressed to the following entities or their duly appointed representatives or successors:

THE COMPANY	:	MINERA PERÚ COPPER S.A.
Representative	:	Luis Alfredo DE OLAZÁVAL OVIEDO
Office	:	Administrative Manager
Address	:	Av. San Borja Norte 1302
Telephone	:	476-7000
Fax	:	476-7070
E-mail	:	ladompcs@speedy.com.pe

THE CONSULTANT	:	Julián TÚPAC YUPANQUI, Engineer
Address	:	Av. Javier Prado 4011, Surco, Lima
Telephone	:	435-5104
E-mail	:	jtupacyupanqui@perumine.com

3.	COMPENSATION

3.1	In consideration of a satisfactory execution and within the term stipulated for the Services to be rendered by THE CONSULTANT hereunder, THE COMPANY shall pay THE CONSULTANT the amount of US$19,475.50 (Nineteen Thousand Four Hundred Seventy-Five and 50/100 US Dollars) plus the taxes provided for by law.

3.2	The payment method shall be as follows:

Payments shall be effected in two parts: 50% on the effective date of the agreement and the remaining 50% upon completion of the service and against the delivery of the report issued by THE CONSULTANT, prior approval of THE COMPANY.

3.3	Payments shall be made through a bank transfer for credit to the current account in foreign currency held by THE CONSULTANT, as indicated in the invoice or letter attached thereto.

4.	TERM

The term of this Agreement is six (6) months as from the execution hereof.

5.	OBLIGATIONS

5.1	THE COMPANY shall facilitate access to the Project areas, granting such authorizations and furnishing such documents and information as may be relevant to the study.

Furthermore, the responsible officers must participate in the meetings with important authorities and stakeholders, clarifying any doubt and answering any questions asked to THE COMPANY.

5.2	THE CONSULTANT shall assume the liability and costs arising from the preparation of the technical file mentioned in the terms of reference, as well as the liability for the professionals assisting him in the development of the study.

5.3	Any issue not provided for herein shall be coordinated and agreed upon by the parties on an equal and fair basis.

6.	WARRANTY FOR THE CONSULTANT’S SERVICES

During the performance of the services hereunder, THE CONSULTANT, individually and on behalf of the professionals assisting him, warrants that he shall render the services with the same degree of care, ability and diligence as that required by THE COMPANY for the execution and performance of services. THE CONSULTANT warrants that the performance of his personnel shall reflect his best professional knowledge, skills and judgment.

7.	INDEPENDENT CONTRACTOR

7.1	Unless otherwise stated in an independent representation contract, if any has been entered into, THE CONSULTANT agrees to provide the Services stipulated herein as an independent contractor and not as a representative of THE COMPANY. Moreover, any and all persons hired by THE CONSULTANT or his authorized subcontractors in connection with such Services shall be considered to be employees of THE CONSULTANT and not employees or agents of THE COMPANY. THE CONSULTANT shall not be entitled to engage in undertakings or enter into any kind of contracts on behalf of THE COMPANY, unless THE COMPANY grants its written authorization. In direct coordination with THE COMPANY, THE CONSULTANT shall supervise the performance of his own Services.

7.2	THE CONSULTANT represents that he has wide experience and is duly qualified, registered, authorized, equipped and organized and owns the financial resources necessary to render the Services hereunder.

7.3	Nothing contained herein or in any subcontract shall create any contractual relationship between THE COMPANY and any employee, supplier or subcontractor assisting THE CONSULTANT.

8.	CONFIDENTIALITY

THE CONSULTANT, individually and on behalf of the professionals, agents and subcontractors assisting him, agrees to keep confidential and treat as restricted information and, if THE COMPANY has not granted its express written consent, accepts not to disclose to third parties, during the term hereof and after expiration hereof, the information obtained during the performance of his services or any other oral or written information related to the description (including technical information, experience or data) of such plans, programs, processes, projects, costs, equipment, operations or customers of THE COMPANY as THE COMPANY may make available to him and/or to any of his professionals, agents, and subcontractors for the performance hereof. THE CONSULTANT agrees to take reasonable precautions and measures, either contractual or of any other nature, to prevent the unauthorized disclosure or use of the information obtained.

Such information shall not include:

a.	Information in the possession of THE CONSULTANT, either currently or prior to the execution hereof.

b.	Information of public domain or freely available due to causes other than a noncompliance of THE CONSULTANT and that the public can use without engaging in any direct or indirect obligation to THE COMPANY.

c.	Information acquired by THE CONSULTANT or that THE CONSULTANT may acquire at any time from third parties who are the legal owners of such information and who have no direct or indirect obligations with THE COMPANY with respect to said information.

d.	Information required to comply with administrative, legal or arbitration proceedings.

9.	ACCEPTANCE OF RISKS AND INDEMNITIES

THE CONSULTANT, individually and on behalf of the workers, agents, assignees and subcontractors assisting him, voluntarily agrees to assume any reasonable risks associated with the services to be rendered hereunder. Furthermore, THE CONSULTANT agrees to indemnify, defend and hold harmless THE COMPANY against any and all known and effective liabilities, claims, fines, sanctions, complaints, causes of action, losses, damages, court costs and attorney’s fees arising from the noncompliance by THE CONSULTANT with the provisions hereof, or from negligent or intentional acts, or omissions of THE CONSULTANT, his employees, agents, assignees and/or subcontractors supporting him in the performance of the Services hereunder; provided, however, that such indemnity shall not apply to injuries or damages resulting from intentional or negligent acts of THE COMPANY or of its own employees, agents, assignees and subcontractors.

10.	COMPLIANCE WITH THE SAFETY AND NON-INTERFERENCE RULES

THE CONSULTANT, the professionals, agents and subcontractors assisting him in the rendering of the Services herein stipulated shall abide by all the Safety Rules and the Environmental Protection and Social Responsibility Policy of THE COMPANY. THE CONSULTANT represents and warrants that such professionals, agents and subcontractors shall be acquainted with and aware of all safety rules.

THE CONSULTANT, individually and on behalf of the professionals, employees, agents, assignees and subcontractors assisting him, agrees to comply with all the safety instructions issued by the supervisory personnel of THE COMPANY. In addition, THE CONSULTANT agrees not to interfere in the activities of THE COMPANY, including the activities of third parties working in the facilities of THE COMPANY at its request.

11.	ASSIGNMENT

THE CONSULTANT shall not assign or subcontract his rights nor shall he delegate his duties hereunder without the express written consent of THE COMPANY, which may be denied if deemed convenient by THE COMPANY. All authorized subcontracts must contain provisions that guarantee all the rights and remedies of THE COMPANY hereunder and impose upon the subcontractor all the general duties and obligations of THE CONSULTANT hereunder.

12.	TERMINATION

12.1	THE COMPANY expressly reserves the right to terminate this Agreement without a judicial decision, with or without the statement of a cause. To this effect, a letter shall be sent to THE CONSULTANT at least seven (7) calendar days in advance of the effective date of termination. The termination shall only take effect upon expiry of the stipulated term. The termination shall entitle THE CONSULTANT to receive an indemnity, retaining 50% of the amount received as advance payment to cover the expenses and damages incurred to perform the service.

13.	DOMICILE, APPLICABLE LAW AND SETTLEMENT OF DISPUTES

13.1	The parties establish as their domiciles those appearing in the introduction of this document and any communication and correspondence relating to the Agreement and its performance shall be forwarded to such domiciles.

These domiciles may be only changed by means of a prior notarized letter sent by the interested party at least seven (7) business days prior to the effective change of domicile. Otherwise, any and all communications sent to the domiciles stated in the introductory part hereof shall be deemed validly delivered.

13.2	The validity, interpretation and performance of this Agreement shall be governed by the Peruvian laws in force.

13.3	Any disagreement regarding the validity, applicability and interpretation of this Agreement shall be submitted to an arbitration de jure, in accordance with the legal provisions in force.

14.	GENERAL PROVISIONS

a.	This Agreement may be solely amended by means of a written document signed by both parties.

b.	No amendment or modification to the provisions hereof shall be valid if it is not made in writing and signed by both parties.

c.	If, on one or more occasions, either of the parties fails to demand compliance with the terms hereof from the other party, this fact shall not be deemed a waiver by such party of any of its rights hereunder, either past, present or future. The obligations of both parties shall remain in full force and effect.

d.	If an Arbitration Court or a competent body of the Judiciary decides that any of the provisions, clauses or subclauses hereof must be rendered null and void or unenforceable, either totally or partially, this decision shall not affect the validity of the other provisions hereof. All the provisions, clauses and subclauses hereof are divisible and constitute an independent, different and binding agreement.

e.	The headings of the paragraphs have been inserted for convenience only and shall not be considered as part of this Agreement or as a limitation on the scope of the specific sections they may refer to.

15.	EXECUTION

The undersigned parties represent that they are fully authorized to enter into this Agreement in all the terms and conditions contained therein. Furthermore, they recognize that they have read and understood it and agree to abide by its terms and conditions.

IN WITNESS WHEREOF, the parties hereto signed this Agreement in two (2) counterparts in the city of Lima, this 15th day of October, 2004.

(signed)	Charles Preble
General Manager
MINERA PERU COPPER

(signed)	Luis Alfredo de Olazával Oviedo
Administrative Manager
MINERA PERU COPPER

(signed)	Julián Túpac Yupanqui
Consultant

(illegible signature)

BA/MA/mcp

270413K5.20